		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Nine months ended September 30, 2001
GE except GECS
Earnings (a)		$13,463
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(2,719)
Plus:	Interest and other financial charges included in expense	614
	One-third of rental expense (c)	152

Adjusted "earnings"		$11,510

Fixed Charges:
	Interest and other financial charges	$614
	Interest capitalized	7
	One-third of rental expense (c)	152

Total fixed charges		$773

Ratio of earnings to fixed charges		14.89

General Electric Company and consolidated affiliates
Earnings (a)		$14,616
Plus:	Interest and other financial charges included in expense	8,537
	One-third of rental expense (c)	385

Adjusted "earnings"		$23,538

Fixed Charges:
	Interest and other financial charges	$8,537
	Interest capitalized	82
	One-third of rental expense (c)	385

Total fixed charges		$9,004

Ratio of earnings to fixed charges		2.61

(a)	Earnings before income taxes, minority interest and cumulative effect of changes in accounting principle.
(b)	Earnings after income taxes, net of dividends, and before cumulative effect of changes in accounting principle.
(c)	Considered to be representative of interest factor in rental expense.